Exhibit 10.7

MAUI LAND & PINEAPPLE COMPANY, INC.
2006 EQUITY AND INCENTIVE AWARD PLAN
RESTRICTED STOCK AWARD GRANT NOTICE FOR ROB WEBBER

Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”), pursuant to the provisions of its 2006 Equity and Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), the number of shares of the Company’s common stock, no par value (“Stock”), set forth below (the “Shares”). This Restricted Stock award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Award Grant Notice (the “Grant Notice”). Shares that are released from Forfeiture Restrictions in accordance with Sections 3.2 and 3.3 of the Restricted Stock Agreement are referred to in this Grant Notice as “Released Shares.”

Holder:	Rob Webber

Grant Date:	May 8, 2006

Total Number of Restricted Shares:	25,000

Performance Vesting Criteria:

Subject to the terms and conditions of the Plan, this Grant Notice and the Restricted Stock Agreement, up to 5,000 Shares shall vest and become Released Shares following each of the fiscal years ending December 31, 2006, 2007, 2008, 2009 and 2010 (the “Performance Period”); provided, that the performance criteria for the applicable fiscal year is achieved, as determined in the sole and complete discretion of the Committee. Specific performance criteria for fiscal years 2008, 2009 and 2010 shall be established by the Committee prior to the end of the first quarter of each fiscal year, as applicable. Specific performance criteria and the vesting of Shares for fiscal years 2006 and 2007 is as follows:

For each of the two fiscal years ending December 31, 2006 and 2007, a block of 20% of the aggregate Shares (i.e., 5,000 shares) shall be subject to vesting based on achieving, during such year, a level of “Return on Equity” (“ROE”, as described below) within a range of ROE from a threshold of 10% to a maximum of 20%. The amount of the block that is vested for each of those fiscal years shall be determined by multiplying the block of Shares (i.e., 5,000 shares) by a fraction (not exceeding 1.0), the numerator of which is the amount by which the ROE for the year exceeds the threshold ROE of 10%, and the denominator of which is 10%. Thus, for example, assume that for the year 2006 the ROE is determined to be 15%. Half of the 5,000 Shares for 2006 will become vested following the end of 2006 (i.e., based on a fraction of (15% ROE minus 10% threshold ROE)/10%). Notwithstanding the foregoing, in the event that Holder’s employment is terminated by reason of death or disability that occurs on or after July 1 of any year in the Performance Period but no later than the Announcement Date, as defined below, for that year, and is therefore deemed to have occurred on the first business day after such Announcement Date, then the number of Shares that otherwise would vest pursuant to the above calculation shall be multiplied by a fraction (not exceeding 1.0), the numerator of which is the number of days in the year of

Holder’s death or disability prior to such death or disability, and the denominator of which is 365.

Further, the blocks of 5,000 shares for the fiscal years 2006 and 2007 shall be subject to additional vesting based on a determination of the average ROE for the two-year period ending at the end of the second fiscal year in the Performance Period. Specifically, the additional Shares vested for a given fiscal year shall be determined following the end of the second fiscal year within the Performance Period and shall be equal to: (i) the vested amount of the block of 5,000 Shares for the given fiscal year as determined by applying the above fraction, except by substituting the average ROE for the two-year period, in lieu of the ROE for the given fiscal year, minus (ii) the amount of shares for the given fiscal year that has vested based on the ROE for that year alone. Thus, for example, again assume that for the year 2006 the ROE is determined to be 15%, and the 5,000 share block of Shares for 2006 becomes 50% vested following the end of 2006 (i.e., based on a fraction of (15% ROE minus 10% threshold ROE)/10%). Thereafter, if the average ROE as of the end of 2007 is determined to be 16%, then the 5,000 share block of Shares for 2006 shall be subject to an additional 10% vesting, equal to 60% vesting based on the average ROE (i.e., fraction of (16% average ROE minus 10% threshold ROE)/10%) minus 50% prior vesting based on ROE for 2006. In other words, to the extent that the average ROE for the Performance Period determined as of the end of 2007 exceeds the ROE for a particular fiscal year within the Performance Period as calculated for that year alone, an additional amount of the 5,000 share block of Shares for that fiscal year shall become vested.

Notwithstanding the foregoing, in the event that Holder’s employment is terminated by reason of death or disability that occurs on or after July 1 of any year in the Performance Period but no later than the Announcement Date for that year and is therefore deemed to have occurred on the first business day after such Announcement Date, then the number of additional Shares that otherwise would be released and vest pursuant to the above calculation shall be multiplied by a fraction (not exceeding 1.0), the numerator of which is the number of days in the year of Holder’s death or disability prior to such death or disability, plus 365 times the number of previous years in the Performance Period (if any), and the denominator of which is 365 times the number of years in the Performance Period (through and including the year of Holder’s death or disability).

For purposes of this Agreement, Return on Equity or ROE shall mean the Company’s net income after tax, exclusive of extraordinary items such as discontinued operations, asset sales outside the ordinary course of business, and major impairment losses, divided by beginning stockholders’ equity, all determined, unless otherwise agreed by the Company and Holder, in accordance with Generally Accepted Accounting Principals, as promulgated from time to time by the Financial Accounting Standards Board (“GAAP”), consistently applied, and any other financial or performance thresholds adopted by the Committee shall be determined, unless otherwise agreed by the Company and Holder, in accordance with GAAP, consistently applied.

With proper regard to GAAP, and sound accounting judgments and the agreements of the Company and Holder, the Committee shall announce the extent of vesting of the block of Shares for each year during the Performance Period as soon as

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reasonable possible after audited financial statements are available for such year and again, if applicable, as soon as practicable after audited financial statements become available for the following fiscal years (the “Announcement Date”).

Any Shares that do not become Released Shares after fiscal year 2007 as calculated above, and any other Shares that do not become Released Shares at such time as such Shares are eligible to become Released Shares as a result of not achieving specified performance criteria shall be carried forward and become eligible for vesting in the subsequent year of the Performance Period subject to achievement of performance criteria adopted by the Committee with respect to such Shares that have been carried forward.

Notwithstanding the foregoing, subject to the Restricted Stock Agreement, in no event, shall any Shares vest and become Released Shares following Holder’s Termination of Employment.

By his or her signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Holder has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under or relating to the Plan, this Grant Notice or the Restricted Stock Agreement.

MAUI LAND & PINEAPPLE COMPANY, INC.:		HOLDER: ROBERT I. WEBBER

By:	/S/ DAVID C. COLE	By:	/S/ ROBERT I. WEBBER
Print Name:	David C. Cole	Print Name:	Robert I. Webber
Title:	President & CEO
Address:	P.O. Box 187	Address:
Kahului, Maui, Hawaii 96733

Dated:	August 4, 2006

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RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Award Grant Notice (“Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”), has granted to Holder the number of shares of the Company’s common stock, no par value (“Stock”), set forth in the Grant Notice (the “Shares”), upon the terms and conditions set forth in the Company’s 2006 Equity and Incentive Award Plan (the “Plan”), the Grant Notice and this Agreement.

ARTICLE I

GENERAL

1.1           Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.

1.2           Incorporation of Terms of Plan. The Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference.

ARTICLE II

GRANT OF RESTRICTED STOCK

2.1           Grant of Restricted Stock. In consideration of Holder’s past and/or continued service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company hereby agrees to issue to Holder the Shares, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement.

2.2           Issuance of Shares. The issuance of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of the Grant Notice by the parties or on such other date as the Company and Holder shall agree (the “Issuance Date”). Subject to the provisions of Article IV, the Company shall issue the Shares (which shall be issued in Holder’s name) on the Issuance Date.

2.3           Conditions to Issuance of Stock Certificates. The Shares, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions:

(a)         The admission of such Shares to listing on all stock exchanges on which the Stock is then listed;

(b)         The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board shall, in its absolute discretion, deem necessary or advisable;

(c)         The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable;

(d)         The lapse of such reasonable period of time following the Issuance Date as the Board may from time to time establish for reasons of administrative convenience; and

(e)         The receipt by the Company of full payment for all amounts (if any) which, under federal, state or local tax law, the Company (or other employer corporation) is required to withhold upon issuance of such Shares.

2.4           Rights as Stockholder. Except as otherwise provided herein, upon delivery of the Shares to the escrow agent pursuant to Article IV, Holder shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that any and all extraordinary cash dividends paid on such Shares and any and all shares of Stock, capital stock or other securities or property received by or distributed to Holder with respect to the Shares as a result of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company shall also be subject to the Forfeiture Restriction (as defined in Section 3.1) and the restrictions on transfer in Section 3.5 until such restrictions on the underlying Shares lapse or are removed pursuant to this Agreement (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to this Agreement). In addition, in the event of any merger, consolidation, share exchange or reorganization affecting the Shares, including, without limitation, a Change in Control, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that is by reason of any such transaction received with respect to, in exchange for or in substitution of the Shares shall also be subject to the Forfeiture Restriction (as defined in Section 3.1) and the restrictions on transfer in Section 3.5 until such restrictions on the underlying Shares lapse or are removed pursuant to this Agreement (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to this Agreement). Any such assets or other securities received by or distributed to Holder with respect to, in exchange for or in substitution of any Unreleased Shares (as defined in Section 3.3) shall be immediately delivered to the Company to be held in escrow pursuant to Section 4.1.

ARTICLE III

RESTRICTIONS ON SHARES

3.1           Forfeiture Restriction. Subject to the provisions of Section 3.2 and 3.3, if Holder has a Termination of Employment for any or no reason, all of the Unreleased Shares (as defined in Section 3.4) shall be forfeited immediately and automatically transferred to the Company without further action by the Company (the “Forfeiture Restriction”); provided, however, that for this purpose, (i) any termination of Holder’s employment by the Company or any of its subsidiaries that occurs on or after the fifth (5th) anniversary of the Grant Date, but not later than the date of the Committee’s announcement of vesting as to 2010 and any additional vesting as to the 5,000 share blocks for 2007, 2008, 2009 and 2010 (the “Final Announcement Date”), shall be deemed to have occurred on the first business day after the Final Announcement Date, and (ii) any other termination of Holder’s employment by reason of death or permanent and total disability that occurs on or after July 1 of any year during the Performance Period, but no later than the Announcement Date for that year shall be deemed to have occurred on the first business day after such Announcement Date. Further, for this purpose, Holder’s employment shall not be treated as terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence. Upon the occurrence of forfeiture under this Section 3.1, the Company shall become the legal and beneficial owner of the Shares being forfeited and all rights and interests therein or relating thereto and the Company shall have the right to retain and transfer to its own name the number of Shares being forfeited by Holder. In the event any of the

Unreleased Shares are forfeited under this Section 3.1, any cash, cash equivalents, assets or securities received by or distributed to Holder with respect to, in exchange for or in substitution of such Shares and held by the escrow agent pursuant to Section 4.1 and the Joint Escrow Instructions shall be promptly transferred by the escrow agent to the Company.

3.2           Release of Shares from Forfeiture Restriction. Shares shall be released from the Forfeiture Restriction as indicated in the Grant Notice effective as of the date Holder receives written the written Notice of Release set forth in Section 3.6 below. Any of the Shares released from the Forfeiture Restriction shall thereupon be released from the restrictions on transfer under Section 3.5. In the event any of the Shares are released from the Forfeiture Restriction, any dividends or other distributions paid on such Shares and held by the escrow agent pursuant to Section 4.1 and the Joint Escrow Instructions shall be promptly paid by the escrow agent to Holder.

3.3           Other Release of Shares from Forfeiture Restriction. Notwithstanding Section 3.2 above, all Unreleased Shares shall be released and vest on the thirtieth (30th) day following a Change in Control, unless Holder’s Termination of Employment occurs prior to such date.

3.4           Unreleased Shares. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.”  To the extent that there are any Unreleased Shares remaining after the Final Announcement Date, such Unreleased Shares shall be forfeited and transferred to the Company as soon as practicable following such Final Announcement Date.

3.5           Restrictions on Transfer. Unless otherwise permitted by the Board pursuant to the Plan, no Unreleased Shares or any dividends or other distributions thereon or any interest or right therein or part thereof, shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to sale or other disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such sale or other disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), except by will or by the laws of descent and distribution, or to a member of Holder’s immediate family or, provided that the transferee agrees in writing, in a form provided by the Company to be bound by all provisions of this Agreement, a trust or family partnership or any other entity customarily used for estate planning purposes. Any attempted sale or other disposition of Unreleased Shares contrary to the foregoing restrictions on transfer shall be null and void and of no effect.

3.6           Notice of Release. The Committee shall provide written notice to Holder of whether, and the extent to which, any of the Shares became vested and released in accordance with Section 3.2 above for each calendar year during the Performance Period or Section 3.3 above. Such notice shall be provided as soon as administratively practicable after audited financial statements are available for such calendar year and the Committee has certified in writing the extent to which the applicable performance goals set forth in the Grant Notice were achieved.

ARTICLE IV

ESCROW OF SHARES

4.1           Escrow of Shares. To insure the availability for delivery of Holder’s Unreleased Shares in the event of forfeiture of such Shares by Holder pursuant to Sections 3.1 or 3.4, Holder hereby appoints the Secretary of the Company, or any other person designated by the Board as escrow agent, as his or her attorney-in-fact to assign and transfer unto the Company, such Unreleased Shares, if any, forfeited by Holder pursuant to Sections 3.1 or 3.4 and any dividends or other distributions thereon, and shall, upon execution of this Agreement, deliver and deposit with the Secretary of the Company, or such other person designated by the Board, any share certificates representing the Unreleased Shares, together with the stock assignment duly endorsed in blank, attached as Exhibit B to the Grant Notice. The Unreleased Shares and stock assignment shall be held by the Secretary of the Company, or such other person designated by the Board, in escrow, pursuant to the Joint Escrow Instructions of the Company and Holder attached as Exhibit C to the Grant Notice, until the Unreleased Shares are forfeited by Holder as provided in Sections 3.1 or 3.4, until such Unreleased Shares are released from the Forfeiture Restriction, or until such time as this Agreement no longer is in effect. Upon release of the Unreleased Shares from the Forfeiture Restriction, the escrow agent shall deliver to Holder the certificate or certificates representing such Shares in the escrow agent’s possession belonging to Holder in accordance with the terms of the Joint Escrow Instructions attached as Exhibit C to the Grant Notice, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement. If the Shares are held in book entry form, then such entry will reflect that the Shares are subject to the restrictions of this Agreement. If any dividends or other distributions are paid on the Unreleased Shares held by the escrow agent pursuant to this Section 4.1 and the Joint Escrow Instructions, such dividends or other distributions shall also be subject to the restrictions set forth in this Agreement and held in escrow pending release of the Unreleased Shares with respect to which such dividends or other distributions were paid from the Forfeiture Restriction.

4.2           Notice of Forfeited Shares; Transfer of Forfeited Shares. The Committee shall provide written notice to Holder of whether any of the Shares were permanently forfeited for each calendar year during the Performance Period. Such notice shall be provided as soon as administratively practicable after audited financial statements are available for such calendar year. Holder hereby authorizes and directs the Secretary of the Company, or such other person designated by the Board, to transfer the Unreleased Shares which have been forfeited by Holder immediately to the Company.

4.3           No Liability for Actions in Connection with Escrow. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow while acting in good faith and in the exercise of its judgment.

ARTICLE V

OTHER PROVISIONS

5.1           Adjustment for Stock Split. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, the Board shall make appropriate and equitable adjustments in the Unreleased Shares subject to the Forfeiture Restriction and the number of Shares, consistent with any adjustment under Section 11.3 of the Plan. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or other securities, property or cash which may be issued in respect of, in exchange for, or in substitution of the Shares, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

5.2           Taxes. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Holder understands that Holder will recognize ordinary income for federal income tax purposes under Section 83 of the Code as the restrictions applicable to the Unreleased Shares lapse. In this context, “restriction” includes the Forfeiture Restriction. Holder understands that Holder may elect to be taxed for federal income tax purposes at the time the Shares are issued rather than as and when the Forfeiture Restriction lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty days following the date of purchase. A form of election under Section 83(b) of the Code is attached to the Grant Notice as Exhibit D.

HOLDER ACKNOWLEDGES THAT IT IS HOLDER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF HOLDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HOLDER’S BEHALF.

5.3           Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, the Plan, the Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.4           Administration. The Board shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Board in good faith shall be binding, conclusive and final upon Holder, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Shares.

5.5           Restrictive Legends and Stop-Transfer Orders.

(a)         Any share certificate(s) evidencing the Shares issued hereunder shall be endorsed with the following legend and any other legend(s) that may be required by any applicable federal or state securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)         Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)         The Company shall not be required: (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

5.6           Tax Withholding.

(a)         The Company shall be entitled to require payment of any sums required by federal, state or local tax law to be withheld with respect to the transfer of the Shares or the lapse of the Forfeiture Restriction with respect to the Shares, or any other taxable event related thereto. The Company may permit Holder to make such payment in one or more of the forms specified below:

(i)            by cash or check made payable to the Company;

(ii)           by the deduction of such amount from other compensation payable to Holder;

(iii)          by tendering Shares which are not subject to the Forfeiture Restriction and which have a then current Fair Market Value not greater than the amount necessary to satisfy the Company’s withholding obligation based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes; or

(iv)          in any combination of the foregoing.

(b)           In the event Holder fails to provide timely payment of all sums required by the Company pursuant to Section 5.6(a), the Company shall have the right and option, but not obligation, to treat such failure as an election by Holder to provide all or any portion of such required payment by means of tendering Shares in accordance with Section 5.6(a)(iii).

5.7           Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder’s signature on the Grant Notice. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.8           Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9           Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Hawaii without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.10         Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any

and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.11         Amendments. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Holder and by a duly authorized representative of the Company.

5.12         Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.